Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated September 8, 2006, accompanying the consolidated financial statements and schedules and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Moldflow Corporation on Form 10-K for the year ended June 30, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements on Form S-3 (No. 333-112696) and Form S-8 (No. 333-102833, No. 333-46162, No. 333-100122, No. 333-119025 and No. 333-70124).
/s/ Grant Thornton LLP
Boston, Massachusetts
September 8, 2006